Exhibit 99


Release Date:                                            Further Information:

IMMEDIATE RELEASE                                        David J. Bursic
October 20, 2008                                         President and CEO
                                                                  or
                                                         Pamela M. Tracy
                                                         Investor Relations
                                                         Phone: 412/364-1913


                   WVS FINANCIAL CORP. ANNOUNCES FIRST QUARTER
                        EARNINGS PER SHARE AND NET INCOME

         Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $757,000 or $0.35 per diluted share, for the three months ended September 30, 2008 as compared to net income of $1,023,000 or $0.45 per diluted share for the same period in 2007. The $266,000 or 26% decrease in net income during the quarter was primarily attributable to a $454,000 decrease in net interest income, a $31,000 increase in non-interest expense and an $11,000 decrease in recovery for loan losses, which were partially offset by a $220,000 decrease in income tax expense and a $10,000 increase in non-interest income.

         The decrease in net interest income was primarily attributable to lower average balances of fixed-rate U.S. Government Agency bonds and lower yields on the Company's floating-rate earning assets, which were partially offset by higher average balances of U.S. Government Agency floating-rate CMO's and lower rates paid on short-term borrowings, time deposits and money market accounts. The increase in non-interest expense was primarily attributable to increases in charitable contributions eligible for PA tax credits. The decrease in income tax expense was attributable to tax credits recognized on charitable contributions and lower levels of taxable income. The increase in non-interest income was primarily attributable to higher levels of ATM and debit card fee income and higher levels of service charges on customer accounts.

         During the quarter ended September 30, 2008, the Company announced that its Board of Directors authorized an additional 40,000 shares to be purchased under its Ninth Stock Repurchase Program. Book value per share increased to $14.57 per share at September 30, 2008 from $14.44 per share at June 30, 2008. Return on average equity totaled 9.58% at September 30, 2008. During the quarter ended September 30, 2008, the Company returned approximately $1,295,000 to our shareholders by repurchasing 59,255 shares of common stock totaling in excess of $945,000 and paying $350,000 in dividends on our common shares.

         WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2008, West View Savings Bank began its 100th year of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

                               --TABLES ATTACHED--
                                      # # #


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

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                 September 30,     June 30,
                                                    2008             2008
                                                 (Unaudited)      (Unaudited)
                                                 ------------    ------------
Total assets                                     $    411,131    $    423,109
Investment securities held-to-maturity                112,437         120,559
Investment securities available-for-sale                  483           7,978
Mortgage-backed securities held-to-
   maturity                                           210,548         213,690
Mortgage-backed securities available-for-
   sale                                                 2,166           2,215
Net loans receivable                                   57,503          56,477
Deposits                                              148,979         150,142
FHLB advances: long-term                              135,579         135,579
FHLB advances: short-term                              85,069               0
FRB short-term borrowings                                   0          80,600
Other borrowings                                        4,441          20,000
Equity                                                 31,584          32,148
Book value per share                                    14.57           14.44
Return on average assets                                 0.74%           0.89%
Return on average equity                                 9.58%          12.03%


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

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)

                                                         Three Months Ended
                                                           September 30,
                                                            (Unaudited)
                                                     --------------------------
                                                         2008           2007
                                                     -----------    -----------
Interest income                                      $     4,884    $     6,537
Interest expense                                           3,035          4,234
                                                     -----------    -----------
Net interest income                                        1,849          2,303
Recovery for loan losses                                      (6)           (17)
                                                     -----------    -----------
Net interest income after recovery for loan losses         1,855          2,320
Non-interest income                                          167            157
Non-interest expense                                         973            942
                                                     -----------    -----------
Income before income tax expense                           1,049          1,535
Income taxes                                                 292            512
                                                     -----------    -----------

NET INCOME                                           $       757    $     1,023
                                                     ===========    ===========

EARNINGS PER SHARE:
    Basic                                            $      0.35    $      0.45
    Diluted                                          $      0.35    $      0.45

WEIGHTED AVERAGE SHARES OUTSTANDING:
    Basic                                              2,191,776      2,283,510
    Diluted                                            2,191,783      2,284,384



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